Intuit Inc.
2016 Non-Management Director Compensation
as approved by the Board of Directors on October 28, 2015, with an effective date of January 21, 2016
Director Stock Grants

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Each newly appointed or elected non-employee director will receive an initial restricted stock unit grant (an "Initial Grant") equal in number to $75,000 divided by the closing stock price on the date of grant. The grant date for these awards shall be the first business day following the date of the director’s election or appointment. Each Initial Grant will generally vest 50% on the one-year anniversary of the grant date and 50% on the two-year anniversary of the grant date. All of a director's Initial Grant will become fully vested in the event of death or disability of the director or upon a “Corporate Transaction” (as defined in the applicable award agreement, which requires a transaction that results in a change in control of the ownership of Intuit). Payment of the Initial Grants shall be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals may also be permitted.

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Each year, following the annual meeting of Intuit’s stockholders, each appointed or elected non-employee director shall automatically receive a grant (a "Succeeding Grant") of restricted stock units equal in number to $260,000 divided by the closing stock price on the grant date. The grant date for these awards shall be the first business day following the annual meeting of the Company's stockholders. If a director joins the board mid-year, the director will receive a pro-rated Succeeding Grant. Each Succeeding Grant will generally vest in full on the first day of the 12th month following the grant date. All of a director's Succeeding grant will become fully vested in the event of death or disability of the director or upon a Corporate Transaction. Payment of the Succeeding Grants shall be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals will also be permitted.

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Within the later of five years after the director joins the Board or July 2016, each director is required to hold shares of Intuit common stock with an aggregate value of five times the amount of the annual Board member cash retainer. Owned shares, outstanding restricted stock units, and any deferred cash retainers ultimately paid as restricted stock units (see below) count towards the ownership requirement.

Cash Retainers.

•	Non-employee directors in good standing are paid their annual cash retainers in four equal installments.

•	Non-employee directors serving on Committees (as chair or member) are paid annual retainers in addition to the annual cash compensation for service as a member of the Board, as set forth below.

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Non-employee directors may elect to defer cash retainers and instead receive restricted stock units. Such election must be made prior to the start of the calendar year, and is irrevocable once made. Payment of any cash fees converted into restricted stock units shall be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals may also be permitted.

•	Annual cash compensation for service as a non-employee director of the Board: $60,000.

•	Annual cash retainer for Lead Independent Director: $40,000

•	Annual cash compensation for non-employee director committee service:

Audit & Risk Committee: Chair – $47,500; Member – $15,000

Acquisitions Committee: Chair – $32,500; Member – $15,000

Compensation & Organizational Development: Chair – $40,000; Member – $15,000

Nominating & Governance Committee: Chair – $27,500; Member – $10,000

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